Exhibit 10.1

This agreement (the Agreement”), effective the 30th day of November, 2004 the (“Effective Date”), is made by and between Remote Knowledge, Inc., a Delaware corporation with offices located at 16360 Park Ten Place, Suite 200, Houston, TX 77084 (“Remote Knowledge”) and D & J Marine Technologies, LLC, a Texas Limited Liability Corporation, with offices located at 2025 Mission, Kemah, Texas 77565 (“DJMT”), for the appointment of DJMT as a non-exclusive authorized Remote Knowledge distributor, for all products and services described within this Agreement.

RECITALS

WHEREAS, Remote Knowledge is involved in the development, manufacture and selling of remote tracking devices for marine vessels and related goods and services and desires to increase the distribution of such products;

WHEREAS, DJMT desires to obtain rights to distribute and sell Remote Knowledge products; and

WHEREAS, Remote Knowledge is willing to appoint DJMT as a distributor of its products on the terms and conditions set forth herein and DJMT is willing to accept such appointment.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

1. DEFINITIONS

For the purpose of this Agreement, the following are defined terms:

1.1 “Remote Knowledge Product” means the Remote Knowledge product(s) described in Schedule B, attached hereto, as such Schedule may be amended by Remote Knowledge from time to time.

1.2 RK3000 means the RK3010s KIT, RK3050si KIT, and RK3051i KIT as more fully described in Schedule B attached hereto, as such schedule may be amended by Remote Knowledge from time to time

1.3 “RP” means Retail Partner

1.4 “Territory” means the geographic or market area identified in Schedule A, Territory.

1.5 “Services” means the satellite, cellular or other subscription based services that are available through the Remote Knowledge Product.

1.6 “Subscriber” means persons or entities that purchase Remote Knowledge Product and Services for their own business or personal use.

2. APPOINTMENT

2.1 Remote Knowledge hereby appoints DJMT subject to the terms and conditions of this Agreement, and DJMT hereby accepts such appointment as a distributor of the Remote Knowledge Product for RP’s located in the Territory.

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3. OBLIGATIONS and activities

3.1 During the Term of the Agreement, Remote Knowledge agrees to:

(a) Sell available Remote Knowledge Products to DJMT for resale to RP’s or directly to Subscribers located in the Territory or subscribers with boats located in the Territory;

(b) Make available to DJMT such merchandising programs as Remote Knowledge deems necessary or desirable, which will aid in the promotion of the Remote Knowledge Product;

(c) Make available to DJMT, as Remote Knowledge deems necessary or desirable, sales aids and sales training materials, technical information, technical support services, catalogs, and other promotional materials;

(d) Provide e-commerce support to the DJMT and RP’s, including a listing on Remote Knowledge web site and hyperlinks to DJMT or RP’s web site if available.

(e) Provide Sales and Installation Training as well as technical support through the Knowledge Central Call Center.

3.2 During the Term of the Agreement, DJMT agrees to:

(a) Purchase a minimum of 150 RK3000’s during the twelve months immediately following the date of this Agreement providing the RK3000 products performs as represented;

(b) Purchase all Remote Knowledge Product from Remote Knowledge at the authorized printed prices, terms, and discounts as are offered by Remote Knowledge from time to time (such current prices terms and discounts are set forth on Schedule B), which shall be at least as favorable as offered to other RP distributors under terms and conditions of similar agreements, and in compliance with all other terms and conditions contained within this Agreement;

(c) Agree not to advertise any Remote Knowledge Products at less than the published MAP (Minimum Advertised Price) as shown on Schedule B without the expressed written consent of Remote Knowledge;

(d) Purchase Remote Knowledge Products for DJMT’s use exclusively for resale to RP’s or for direct resale to Subscribers in the Territory;

(e) Use its reasonable efforts to actively promote, market, distribute, sell and service the Remote Knowledge Products as specified on Schedule B attached hereto.

(f) Not to disparage Remote Knowledge products to potential customers;

(g) Assist with, provide, and/or arrange for proper sale, and use of each product sold and deliver all appropriate information, provided by Remote Knowledge, necessary to assure that the purchaser has knowledge of proper, installation, operation and use of the products;

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(h) Offer Remote Knowledge Products for sale only in full compliance with all rules and regulations of the Federal Trade Commission and all other regulatory agencies, in compliance with Better Business Bureau practices, and in compliance with Remote Knowledge’s policies for the resale of Remote Products, and only in a manner which will enhance the image of the Remote Knowledge Products;

(i) Cause all appropriate DJMT sales personnel to review Remote Knowledge sales training and product training materials;

(j) Make available to Remote Knowledge without cost any and all information necessary to determine Remote Knowledge Product location and field inventory levels;

(k) Pay Remote Knowledge for all purchases in strict accordance with Remote Knowledge’s standard terms and conditions of sale;

(l) Inform Remote Knowledge immediately and in writing of any litigation or claims involving Remote Knowledge Products where personal injury or property damage is alleged;

(m) Make available to Remote Knowledge any information that may be requested pertaining to the DJMT or RP’s sales, promotions, and financial condition;

(n) Have an electronic mail address and have the ability to access Remote Knowledge’s private web site www.rkiq.com or other related website as offered by Remote Knowledge in promotion of the Products.

(o) Create a hyperlink to Remote Knowledge’s web site www.rkiq.com or other related website as offered by Remote Knowledge in promotion of the Products, on DJMT or RP’s web site, if applicable;

(p) Hold Remote Knowledge harmless only to those claims arising out of or occasioned by negligent, faulty or improper installation and/or repair of Remote Knowledge Products by the DJMT and/or its agents and employees;

(q) Uphold the integrity and value of Remote Knowledge’s Products, Trade Name and business practice to maintain a structure of profitability that does not cause a negative impact on Remote Knowledge’s ability to grow its business; and,

(r) Obtain all governmental approvals necessary for shipment and sales of the Remote Knowledge Product in the Territory and operate its business and sell the Remote Knowledge Products in accordance with all applicable laws.

4. PURCHASE TERMS, PAYMENT AND CONDITIONS

4.1 The prices for Remote Knowledge Products purchased hereunder and fees for customization and support services shall be those specified in Schedule B or Remote Knowledge’s authorized printed prices, terms and discounts as are offered from time to time. Prices do not include taxes, duties, license fees or other charges now or hereafter levied or assessed by any governmental authority applicable to the Remote Knowledge Products or by reason of or in connection with this Agreement. Any such taxes, duties, license fees, or other charges, other than taxes payable on Remote Knowledge’s net income that Remote Knowledge may be required to collect

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or pay with respect to the sale, delivery or use of any of the Remote Knowledge Products shall be added to the price of the Remote Knowledge Products. All amounts due from DJMT under this Agreement shall be payable within 30 days of invoice date, except the first order of ten RK3000’s shall be payable within 90 days of invoice. All amounts due and payable hereunder shall be secured by the personal guarantees of Mr. James M. Westerfield and Mr. Richard A. Johnston.

4.2 All payments must be in U.S. dollars at Remote Knowledge’s office as specified on the invoice. Late payments will bear interest at the rate of 1 1/2% per month, or, if lower, the maximum rate allowed by law. In addition, if DJMT fails to make any payments when due, Remote Knowledge shall have the right to suspend performance of all or certain other outstanding purchases even if already accepted, until payment is made.

4.3 All DJMT orders for Remote Knowledge Products shall be in the form of a written or electronic purchase order sent to Remote Knowledge at the location designated by Remote Knowledge.

4.4 No order shall be binding upon Remote Knowledge until accepted in writing or electronically by Remote Knowledge, and Remote Knowledge shall have no liability to DJMT with respect to purchase orders that are not accepted. All purchases of Remote Knowledge Products by DJMT from Remote Knowledge during the Term of this Agreement shall be subject to the terms and conditions of this Agreement. DJMT agrees that if there are any inconsistent and conflicting terms and conditions in any purchase order or other written correspondence from DJMT with this Agreement then the terms of this Agreement shall prevail.

4.5 Remote Knowledge Products are to be delivered F.O.B. Houston, TX, or as provided on a purchase order. Remote Knowledge will not accept any purchase orders or other delivery instructions specifying shipment to a destination outside the Territory without prior written consent of Remote Knowledge. DJMT shall not ship Remote Knowledge Products outside the U.S. without prior written consent of Remote Knowledge. DJMT shall bear all transportation and required insurance expenses. Shipments will be freight collect unless otherwise agreed by Remote Knowledge. All Remote Knowledge Products are packaged and shipped in accordance with guidelines outlined within the Marine Industry Supply Chain Standards document dated October 2003 as published by the NMMA (National Marine Manufacturers Association).

4.6 DJMT shall have a reasonable time, not to exceed ten (10) days from date of receipt of Remote Knowledge Products, to inspect such Remote Knowledge Products. Failure to give written notice to Remote Knowledge of intent to return Remote Knowledge Products due to particular deficiencies discovered during inspection within such ten (10) day period will result in DJMT’s being deemed to have accepted such Remote Knowledge Products; provided however, this Section 4.6 shall not effect or lessen in any way Remote Knowledge’s product warranties set forth in Exhibit D hereto.

4.7 Remote Knowledge will use commercially reasonable efforts to deliver Remote Knowledge Products within 90 days of acceptance of purchase order. Remote Knowledge shall not be liable for any loss, damage, or expense (consequential or otherwise) incurred by DJMT if Remote Knowledge fails to meet delivery

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dates because of unavailable production or other delays. In the event of Remote Knowledge Product shortages, Remote Knowledge will supply its customers on a pro rata basis based on the volume of pending orders. Remote Knowledge may deliver the Remote Knowledge Products in installments. Remote Knowledge Products held for DJMT by any party or person is at DJMT’s sole risk and expense. Any deliveries extending beyond 90 days of acceptance of orders shall extend the date by which DJMT must meet the minimum purchase quantity set forth in Section 3.2(a). Any deliveries not made within 180 days of acceptance shall reduce the minimum purchase quantities set forth in Section 3.2(a).

4.8 Purchases by DJMT shall always be governed by the terms and conditions of sale outlined on the Remote Knowledge Products Price Lists in effect on the date of purchase. This Agreement’s terms and conditions of sale will prevail over any terms set forth in any purchase order or other document sent by DJMT.

4.9 Special prices or terms that may be offered by Remote Knowledge from time to time shall not constitute a waiver of this policy or establish a precedent. At the conclusion of a special promotion, prices and terms shall revert to the most currently published Remote Knowledge Products Price List.

4.10 Prices and terms shall be subject to revision from time-to-time by Remote Knowledge and such changes shall be effective on the date that Remote Knowledge gives notice of such price change.

4.11 Remote Knowledge may refuse to accept any order, which Remote Knowledge determines in good faith to be detrimental to its best interests.

4.12 As security for payment and performance of all of DJMT’s debts, obligations and liabilities to Remote Knowledge, whether arising previously, contemporaneously or hereafter, DJMT hereby grants to Remote Knowledge a first priority security interest in all Remote Knowledge Products now owned or hereafter acquired by DJMT, and in all proceeds of any of the foregoing. In any jurisdiction so permitting, a carbon photographic or other reproduction of this Agreement shall be sufficient as a financing statement. In addition, however, DJMT shall take any action reasonably deemed advisable by Remote Knowledge to establish, perfect or continue perfected said security interest; and by and in consideration of this Agreement the DJMT hereby irrevocably appoints each officer of Remote Knowledge as its attorney-in-fact for the limited purpose of executing a financing statement or similar document to implement this provision. This authority shall continue for the Term of this Agreement and for a term of six months following termination of this Agreement.

5. REMOTE KNOWLEDGE PROPRIETARY RIGHTS

5.1 Ownership of Remote Knowledge Product. DJMT acknowledges that the Remote Knowledge Product contains confidential and proprietary information and trade secrets (“Proprietary Rights”) belonging to Remote Knowledge and its licensors, and that title and ownership rights to the Remote Knowledge Product and the Proprietary Rights therein shall at all times remain exclusively with Remote Knowledge and its licensors, as the case may be. DJMT’s rights to the Remote Knowledge Product are strictly limited to those specifically

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granted in this Agreement. DJMT shall not remove or alter any designations, labels and marks on the Remote Knowledge Product. DJMT shall not alter or remove any documentation that accompanies the Remote Knowledge Product.

5.2 Software. DJMT further acknowledges that the Remote Knowledge Product contains computer programs and instructions (“Software”), and that such Software is proprietary to Remote Knowledge and that title to the Software shall at all times remain with Remote Knowledge. The Software and Remote Knowledge’s Proprietary Rights therein are protected by U.S. Copyright law and under international conventions. DJMT understands that the Software is licensed and not sold. DJMT shall not decompile, disassemble, decrypt, extract or reverse engineer the Software in the Remote Knowledge Product for any purpose. Except as otherwise provided in this Agreement, DJMT shall not alter, modify or change the Remote Knowledge Product, not create derivative works based on the Remote Knowledge Product. DJMT further agrees to take reasonable steps to protect Remote Knowledge’s Proprietary Rights in the Remote Knowledge Product. DJMT shall distribute the Remote Knowledge Product, under terms and conditions no less restrictive than the Subscriber Service Agreement.

5.3 Trademarks. The trademarks, service marks, trade names, logos, or other words or symbols listed on Schedule C, attached, are marks that identify or are associated with the Remote Knowledge Product or the business of Remote Knowledge (“Marks”). The Marks shall at all times remain the exclusive property of Remote Knowledge and its licensors. Remote Knowledge hereby grants to DJMT a non-exclusive, non-transferable, non-sub licensable, royalty-free right and license in the Territory to use the Marks in connection with the promotion and sale of the Remote Knowledge Product during the Term of this Agreement.

5.4 Use of Marks. DJMT shall use the Marks only as they appear on the products, promotional materials and packaging elements furnished by Remote Knowledge to DJMT. DJMT shall not use any other marks or trade names in connection with the marketing of the Remote Knowledge Products. Any use of the Marks in any medium by DJMT will be subject to prior review and approval of Remote Knowledge and must conform to the prevailing Remote Knowledge policies relating to the use of the Marks. Remote Knowledge may revoke the right to use the Marks at any time. DJMT may refer to itself, in connection with exercising its rights under this Agreement, as a “Remote Knowledge Authorized Dealer” but solely in connection with the promotion, marketing, distribution, sale and servicing of the Remote Knowledge Product and only during the Term of this Agreement. Unless otherwise provided in this Agreement, the Marks may only be used to identify the Remote Knowledge Product and will not be used in combination with any trademarks, service marks, trade names, logos, or other words or symbols identifying or associated with the business of DJMT.

5.5 Ownership of Trademarks. DJMT agrees and acknowledges Remote Knowledge’s right and interest in the Marks and agrees that DJMT will not do anything to impair those proprietary rights or seek to acquire or register any rights in the Marks or use any trademarks, service marks, trade names, logos, or other words or symbols that are confusingly similar to the Marks in any language. DJMT acknowledges that its use of

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the Marks shall not create in DJMT any right, title or interest in the Marks and that all use of the Mark and the goodwill symbolized by and connected with such use of the Marks shall inure to the benefit of Remote Knowledge or its licensors, as appropriate. DJMT agrees to provide reasonable assistance to Remote Knowledge in securing and maintaining the goodwill of Remote Knowledge in the Marks and in the protection thereof.

6. CONFIDENTIAL INFORMATION

6.1 Remote Knowledge and DJMT may from time to time disclose to the other party confidential information relating to their respective business and affairs (“Confidential Information”). Confidential Information shall be clearly designated in writing as confidential, or if verbally disclosed, identified at the time of disclosure as being confidential. The term “Confidential Information” when used herein means and includes all know-how, designs, data sheets, sales and technical bulletins, and such other information, whether or not reduced to writing, relating to the design, manufacture, use, and service of the Remote Knowledge Products, as well as any other confidential information relating to the business of Remote Knowledge that may be divulged to DJMT or by DJMT to Remote Knowledge in the course of their performance of this Agreement and that is not generally known in the trade. DJMT and Remote Knowledge each agree that it shall not disclose the Confidential Information of the other to any third party without the express written consent of the other party, that it shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants, that it shall not make use of any such Confidential Information other than for performance of this Agreement, and that it shall use at least the same degree of care to avoid disclosure of Confidential Information as it uses with respect to its own Confidential Information. Confidential Information does not include: (a) information generally available to or known to the public through no fault of the receiving party; (b) information known to the recipient prior to the Effective Date of the Agreement; (c) information independently developed by the recipient outside the scope of this Agreement and without the use of or reliance on the disclosing party’s Confidential Information; or (d) information lawfully disclosed by a third party. The obligations set forth in this Section shall survive termination of this Agreement.

7. RETURNS AND WARRANTIES

7.1 Prior to any merchandise return to Remote Knowledge, DJMT is obliged to perform a physical inspection of the parts to be returned. DJMT must contact Remote Knowledge via phone, (or preferably) fax or email to obtain a Return Authorization Number (RA#) before any material is to be returned. When requesting a RA#, DJMT should supply vendors with: Date of Return Request, Remote Knowledge model number, descriptions, return quantity requested, reason for return, original PO # if available (or a recent PO when purchased) and unit cost. After receipt of RA#, Customer may return merchandise to Vendor. DJMT is responsible for packing Merchandise to prevent (possible additional) damage. Shipment must be marked with the RA#. DJMT must include a copy of the RA form with the shipment and any provided shipping labels used. DJMT should include a memo with the shipment indicating the RA# and all pertinent information about the shipment. Unless otherwise agreed upon, all Remote Knowledge Product should be shipped the most economical way and insured against shipping damage.

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7.2 Remote Knowledge warrants the Remote Knowledge Product pursuant to Remote Knowledge’s standard warranties as set forth in Schedule D hereto.

7.3 Beginning on the date the Remote Knowledge Product is delivered to DJMT, Remote Knowledge shall pass through to DJMT, the warranty on the Remote Knowledge Product as provided in Schedule D. DJMT is not authorized to pass on any greater warranty to its customers or to make any commitment on Remote Knowledge’s behalf, whether written or oral.

7.4 DJMT acknowledges that the warranties as provided herein are personal to DJMT and that such warranties may be enforced against Remote Knowledge only by DJMT, and not by any third party.

7.5 All warranty claims shall be made by DJMT promptly in writing and shall state the nature and details of the claim, the date the cause of the claim was first observed and the serial number of the Remote Knowledge Product concerned. All such claims must be received no later than thirty (30) days after the expiration of the warranty period as provided in Remote Knowledge’s standard warranty agreement, Schedule D hereto. All claims made hereunder shall be submitted to Remote Knowledge as provided in Section 11.8, Notices.

7.6 DJMT’s sole remedy for breach of the warranty shall be those set forth in Schedule D. DJMT must receive a return authorization number from Remote Knowledge before returning any defective Remote Knowledge Product. Shipping costs for the return of any defective Remote Knowledge Product shall be paid by Remote Knowledge. Remote Knowledge shall use its best efforts to repair or replace the defective Remote Knowledge Product within twenty (20) business days from such date received by Remote Knowledge. In no event shall Remote Knowledge be liable for costs of procurement of substitute goods by DJMT or loss of profits.

7.7 REMOTE KNOWLEDGE SHALL HAVE NO OBLIGATION TO DJMT UNDER THIS SECTION 7 IF THE ALLEGED DEFECT IN THE REMOTE KNOWLEDGE PRODUCT DOES NOT EXIST OR WAS CAUSED BY DJMT’S OR A THIRD PERSON’S MISUSE, NEGLECT, IMPROPER INSTALLATION, TESTING, UNAUTHORIZED ATTEMPTS TO REPAIR, OR ANY OTHER CAUSE BEYOND THE RANGE OF THE INTENDED USE, OR BY ACCIDENT, FIRE, LIGHTNING OR OTHER HAZARD. FURTHER, REMOTE KNOWLEDGE SHALL HAVE NO OBLIGATION TO DJMT UNDER THIS SECTION 7 IF THE REMOTE KNOWLEDGE PRODUCT HAS BEEN MODIFIED IN ANY MANNER OR IS USED OR COMBINED WITH ANY OTHER PRODUCT OR PROGRAM NOT SUPPLIED BY REMOTE KNOWLEDGE OR WITHOUT THE PRIOR WRITTEN CONSENT OF REMOTE KNOWLEDGE. WARRANTY SHALL BE VOIDED IF USED IN INDUSTRIAL APPLICATIONS.

8. LIMITATION OF LIABILITY

8.1 Force Majeure. Notwithstanding any other provisions of this Agreement, no party shall be liable to the other, or deemed to be in default, for any delay or failure in performing any obligations set forth in this Agreement if such failure results directly or indirectly from any cause beyond the reasonable control of the party.

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(“Force Majeure”). Force Majeure include national disasters, acts of God, strikes, lockouts, riots, acts of war, earthquakes, floods, and fire, but expressly do not include the inability to meet financial obligations. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for any obligations to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

8.2 Delay. Remote Knowledge shall not be liable for any loss or damage caused by delay in furnishing Remote Knowledge Products, or any other performance under or pursuant to this Agreement.

8.3 Sole Remedies. THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDIES FOR REMOTE KNOWLEDGE’S LIABILITY OF ANY KIND WITH RESPECT TO THE REMOTE KNOWLEDGE PRODUCTS AND ALL OTHER PERFORMANCE UNDER THIS AGREEMENT SHALL BE LIMITED TO THE REMEDIES PROVIDED IN SECTION 7 OF THIS AGREEMENT.

8.4 Consequential Damages. EXCEPT FOR INDEMNIFICATION OBLIGATIONS UNDER SECTION 9, REMOTE KNOWLEDGE SHALL IN NO EVENT BE LIABLE TO DJMT NOR SHALL DJMT IN NO EVENT BE LIABLE TO REMOTE KNOWLEDGE FOR LOSS OF PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING COSTS OR LEGAL EXPENSES, IN CONNECTION WITH THE SUPPLY, USE, OR PERFORMANCE OF THE REMOTE KNOWLEDGE PRODUCT.

9. INDEMNIFICATION

9.1 Indemnification by Remote Knowledge. Remote Knowledge shall indemnify, defend and hold DJMT harmless from and against any suits, actions, losses, damages and other reasonable expenses arising out of or in connection with any third party claim that the Remote Knowledge Product, as supplied to DJMT, infringes or misappropriates any United States patent, copyright, trademark, trade secret or other proprietary right of a third party; provided, DJMT promptly notifies Remote Knowledge of such claim and gives Remote Knowledge sole control over the defense or settlement of the claim. Remote Knowledge will have no liability under this Section 9 for any infringement claim based upon: (i) the use or combination of Remote Knowledge Product with materials not provided by Remote Knowledge, if the claims would have been avoided if such materials had not been used or combined; (ii) the use or combination of Remote Knowledge Product with components or software which were not purchased from or recommended by Remote Knowledge, if the claims would have been avoided if such components or other software had not been used or combined; and (iii) any use of an altered version of Remote Knowledge Product or Remote Knowledge Product documentation, if the claims would have been avoided if such Remote Knowledge Product or Remote Knowledge Product documentation had not been altered.

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9.2 Remote Knowledge’s Options In Event of Injunction. If DJMT’s use of the Remote Knowledge Product is prevented by an injunction or court order because of any claim of infringement as described in Subsection 9.1, Remote Knowledge shall, at its option and expense, either (a) replace or modify the Remote Knowledge Product so that it is no longer subject to a claim of infringement; or (b) procure for DJMT’s benefit the right to use the Remote Knowledge Product; or (c) require the return of the affected Remote Knowledge Product and provide a refund of the purchase price. SECTIONS 9.1 AND 9.2 STATE THE ENTIRE RESPONSIBILITY OF REMOTE KNOWLEDGE CONCERNING INFRINGEMENT INDEMNIFICATION.

9.3 Indemnification by DJMT. DJMT shall indemnify, defend and hold harmless Remote Knowledge from and against any suits, actions, losses, damages and other reasonable expenses arising out of or in connection with any third party claim related to or resulting from (a) any unauthorized representations or warranties given by DJMT to RP or Subscribers; (b) DJMT’s breach of or performance or non-performance under this Agreement or (c) any negligence or intentional misconduct of DJMT, provided Remote Knowledge promptly notifies DJMT of such claim and gives DJMT control over the defense or settlement of the claim.

10. TERM AND TERMINATION

10.1 Term. The initial term of this Agreement shall commence on the Effective Date and, unless terminated by either party as set forth in this Agreement, shall continue in force for one (1) year from such date (the “Initial Term”). Thereafter, the Agreement will automatically renew for additional one (1) year periods (each a “Renewal Term”), unless sooner terminated as set forth in this Agreement. The Initial Term and the Renewal Term are collectively referred to in this Agreement as the “Term.”

10.2 Termination by Remote knowledge. Remote Knowledge may terminate this Agreement after the Initial Term by giving DJMT thirty (30) days notice in writing.

10.3 Termination for Cause. Either party (the “Terminating Party”) may immediately terminate this Agreement or suspend any rights granted hereunder in the event that the other party: (a) breaches any material term of this Agreement including the obligation to pay amounts due or failure to purchase the minimum quantities under this Agreement and such breach is not cured within thirty (30) days after notice from the Terminating Party; provided, however, this Agreement shall be subject to termination effective immediately upon written notice if RKD breaches its obligations under Section 5 or Section 6; or (b) merges or becomes amalgamated with another firm, person or corporation with which the Terminating Party in its sole opinion deems itself to be in competition; or (c) initiates or has initiated against it an insolvency, receivership, or bankruptcy proceeding, or becomes insolvent, or allows an assignment for the benefit of creditors or ceases to carry on business on a regular basis.

10.4 Return of Materials. On expiration or termination, each party shall promptly remit to the other all unpaid monies due under this Agreement. Each party agrees to return to the other party or destroy all copies of the other party’s Confidential Information in its possession and provide a certificate from an officer of the party to that effect.

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10.5 Cancellation of Orders After Termination. Remote Knowledge shall have the right, at its sole option, to cancel any or all accepted orders which provide for delivery after the effective date of termination of this Agreement. Remote Knowledge shall exercise its option under this subsection by so notifying DJMT in writing no later than thirty (30) days after the effective date of termination.

10.6 Repurchase of Orders After Termination. Remote Knowledge shall have the right, at its sole option, to repurchase any part or all of DJMT’s inventory of Remote Knowledge Products as of the termination date, at Remote Knowledge’s invoiced fees for such Remote Knowledge Products, plus freight to the original FOB point. DJMT shall return all copies of any documentation in DJMT’s possession for such repurchased Remote Knowledge Products. Remote Knowledge shall exercise its option under this subsection by so notifying DJMT in writing no later than thirty (30) days after the effective date of termination.

10.7 The obligations set forth in Sections 5–11 shall survive termination of this Agreement.

11. GENERAL PROVISIONS

11.1 Schedules. The attached Schedules, as such schedules may be amended by Remote Knowledge from time to time, are hereby incorporated into and form part of this Agreement

11.2 Records. DJMT shall maintain complete records regarding the fees owed to Remote Knowledge under this Agreement during the Term and for at least three (3) years after termination. Remote Knowledge shall have the right to examine DJMT’s relevant books and or records to verify DJMT’s fulfillment of its obligations under this Agreement.

11.3 Relationship of Parties. DJMT is an independent contractor and the parties are not agents or legal representatives of each other and have no power of attorney to represent, act for, bind or commit each other except as described in this Agreement. Neither execution nor performance of this Agreement shall be construed to have established any joint venture or partnership between Remote Knowledge and DJMT.

11.4 No Waiver of Rights. No delay or failure in exercising any right hereunder and no partial or single exercise thereof shall be deemed to constitute a waiver of such right or any other rights hereunder. No consent to a breach of any express or implied term of this Agreement shall constitute a consent to any subsequent breach.

11.5 Severability. In the event that any provision of this Agreement shall not be enforceable, the remainder of this Agreement shall remain in full force and effect.

11.6 No Assignment by DJMT. DJMT agrees that it shall not have the right to assign this Agreement or its rights under this Agreement without the prior written consent of Remote Knowledge. The acquisition of DJMT or the business or assets relating to the Remote Knowledge Product, by way of transfer of shares or assets or otherwise, shall be deemed an “assignment” for the purposes of this Agreement. Remote Knowledge may assign this Agreement without the prior consent of DJMT.

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11.7 Governing Law. This Agreement and any matter relating thereto shall be governed, construed and interpreted in accordance with the laws of Texas, without regard to its conflict of laws principles.

11.8 Notices. Any notices, requests or demands shall be in writing and delivered or mailed to the other party at the address written on the front page of this Agreement. All notices shall be sent either by registered or certified mail, postage prepaid, or by facsimile transmission with answerback. In the case of notices to Remote Knowledge, notice may be sent electronically to one of the email addresses listed in the “Contact Us” section of the www.rkiq.com or other related web site as offered by Remote Knowledge. The date of mailing of any notice hereunder shall be deemed the date on which such notice has been given.

11.9 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between DJMT and Remote Knowledge with respect to the marketing, demonstration and distribution of Remote Knowledge Products and supersedes all negotiations, commitments, and understandings, both verbal and written, with respect thereto. No modifications, additions, or amendments to the terms of this Agreement shall be effective unless in writing and signed by the duly authorized representatives of DJMT and Remote Knowledge.

IN WITNESS WHEREOF, THE AUTHORIZED REPRESENTATIVES OF REMOTE KNOWLEDGE AND RKD HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

REMOTE KNOWLEDGE INC.

By:	/s/ Rick Canada	By:	/s/ James M. Westerfield
Name:	Rick Canada	Name:	James M. Westerfield
Title	Regional Sales Manager	Title:

Individual as to Section 4.1:

		/s/ Richard A. Johnston	12/6/04
Richard A. Johnston

		/s/ James M. Westerfield	12/6/04
James M. Westerfield

This portion to be completed by REMOTE KNOWLEDGE:

Application approved by:	Rick Canada	12/6/04
	Regional Sales Manager	Date	Initials (indicating that other accounts in area have been notified)

	Vice President Recreational Sales Group	Date

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SCHEDULE A

TERRITORY:

For a period of one hundred twenty (180) days from the date of this agreement (“the Initial Period”), Remote Knowledge, Inc. agrees to allow DJMT on an exclusive basis to market and sell Remote Knowledge Products in the geographic area which lies within the area bounded on the North by those counties through which Interstate 10 runs from Bexar County on the West to Orange County on the East, and bounded on the West by those counties through which Interstate 37 runs from Bexar County on the North to Nueces County on the South plus Kleberg, Kennedy, Willacy and Cameron Counties. After the Initial Period, Remote Knowledge, in its sole discretion, will determine if the territory has sufficient sales volume to allow DJMT to continue to hold the Territory in an exclusive capacity. It is further agreed, that if the exclusive Territory is terminated it shall not relieve DJMT of the obligation to purchase 150 RK3000’s.

At the end of the Initial Period, if Remote Knowledge does not cancel DJMT’s exclusive territory under the Agreement and if DJMT increases its minimum purchase obligations under Section 3.2(a) by at least 101 more RK3000’s, then they shall receive the lower price reflected on Schedule B for such quantities of RK3000’s previously shipped as a credit against the next shipment made.

In addition, if Remote Knowledge does not cancel DJMT’s exclusive territory under the Agreement, then from that date forward DJMT shall be paid 5% of the net revenue from Services after sales, other taxes and licenses, etc. are deducted which Remote Knowledge receives from all RK3000’s sold under this Agreement regardless of date sold.

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